Corporate Communications
P. O. Box 388
Yazoo City, Mississippi 39194
(662) 746-4131

News Release

                                                                                   Contacts:       Keith Johnson, Investor Relations
                                                                                                          Melinda Hood, Corp. Communications
                                                                                                          Mississippi Chemical Corporation
                                                                                                          (662) 746-4131
For Immediate Release

                                                                                                          For further information please visit our
                                                                                                          website @ www.misschem.com

Mississippi Chemical ANNOUNCES CLOSURE OF Melamine/UREA OPERATION

          Yazoo City, Miss. March 25, 2004 -- Mississippi Chemical Corporation (OTCBB: MSPI.OB) announced today the permanent closure of its melamine and urea operation and its No. 1 ammonia facility, all located at Triad Nitrogen, L.L.C. in Donaldsonville, La. The company will continue to operate its No. 2 ammonia plant in Donaldsonville as swing production, operating as needed based on customer demand and market conditions. The company will utilize its ammonia storage infrastructure at the complex as an ammonia terminal operation to be sourced with purchased ammonia in addition to its production capacity. Securing a stable customer base with profitable pricing has been difficult in the current market place, and ammonia market conditions continue to be adversely affected by extreme natural gas price fluctuations relative to ammonia prices. The company has initiated efforts to locate a buyer for its melamine business and related assets.

          Company employees were notified today that these operations would be permanently idled by the end of May. When these operations are shut down, there will be a reduction in the workforce of approximately 72 full-time positions. Outplacement counseling and a severance package based on length of service will be provided to the employees. The Louisiana Works-Department of Labor will also be assisting affected employees in job opportunities. Eighteen employees will remain at the facility to manage the port terminal and, as market conditions dictate, operate the No. 2 ammonia plant.

          The company's Donaldsonville complex consists of two melamine production plants, two ammonia production plants, one urea production plant and a deep-water port terminal on the Mississippi River. These facilities have an annual capacity to produce approximately 1 million tons of ammonia, with 534,000 tons of such capacity attributable to the No. 2 ammonia plant, and 578,000 tons of urea synthesis. A majority of the urea synthesis production used to produce approximately 396,000 tons of prilled urea was shut down in January 2003. The remaining urea production has been used primarily for urea melt for the melamine production with the balance of the production dedicated to urea sold for industrial use. Annual capacity for melamine production is approximately 115 million pounds but the company has utilized only about 80 million pounds in its recent operations.

          Mississippi Chemical Corporation is a leading North American producer of nitrogen and phosphorus products used as crop nutrients and in industrial applications. Production facilities are located in Mississippi, Louisiana, and through Point Lisas Nitrogen Limited, in The Republic of Trinidad and Tobago. On May 15, 2003, Mississippi Chemical Corporation, together with its domestic subsidiaries, filed voluntary petitions seeking reorganization under Chapter 11 of the U.S. Bankruptcy Code.

          Except for the historical statements and discussion contained herein, statements set forth in this news release constitute "forward-looking statements." These forward-looking statements rely on a number of assumptions concerning future events, risks, and other uncertainties that are beyond the company's ability to control. Readers are cautioned that a number of factors could cause actual results to differ materially from the forward-looking statements, including without limitation: (i) the ability of the company to operate pursuant to the terms of the debtor-in-possession revolving and term loan financing facilities, (ii) operating constraints, costs and uncertainties associated with the bankruptcy proceedings, (iii) the ability of the company to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 cases, (iv) the ability of the company to receive trade credit, (v) the ability of the company to maintain contracts that are critical to its operations, (vi) changes in matters which affect the global supply and demand of fertilizer products and industrial chemicals, (vii) high natural gas prices and the volatility of the natural gas market, (viii) a variety of conditions in the agricultural industry such as grain prices, planted acreage, projected grain stocks, U.S. government policies, weather, and changes in agricultural production methods, (ix) possible unscheduled plant outages and other operating difficulties, (x) price competition and capacity expansions and reductions from both domestic and international competitors, (xi) foreign government agricultural policies (in particular, the policies of the governments of India and China regarding fertilizer imports), (xii) the relative unpredictability of international and local economic conditions, (xiii) the relative value of the U.S. dollar, (xiv) regulations regarding the environment and the sale and transportation of fertilizer products, (xv) oil costs and the impact of war in the Middle East, (xvi) the occurrence of any national calamity or crisis, including an act of terrorism, (xvii) the continuing efficacy of unfair trade remedies, and the outcome of pending unfair trade remedy (antidumping) cases, (xviii) our ability to retain key employees, and (xiv) other important factors affecting the fertilizer industry and US as detailed under the heading "Certain Business Factors" and elsewhere in our most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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